EXHIBIT 4.21

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED LICENSE AGREEMENT

This AMENDMENT NO. 2 TO THE AMENDED AND RESTATED LICENSE AGREEMENT (this “Amendment No. 2”) is made effective as of “September 20”, 2010 (the “Amendment No. 2 Effective Date”) by and between TEKMIRA PHARMACEUTICALS CORPORATION (formerly INEX PHARMACEUTICALS CORPORATION), a company duly incorporated under the laws of British Columbia having an office at #100 – 8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8 (“Tekmira”) and HANA BIOSCIENCES, INC., a company duly incorporated under the laws of Delaware having an office at 7000 Shoreline Court, Suite 370, South San Francisco, CA 94080, U.S.A. (“Hana”) (each of HANA and TEKMIRA a “Party,” and collectively, the “Parties”).

BACKGROUND

A. Hana and Tekmira have entered into (i) that certain Amended and Restated License Agreement by and between the Parties effective as of April 30, 2007, as amended by Amendment No. 1 to the Amended and Restated Agreement dated May 27, 2009 (collectively, the “Restated License Agreement”) and (ii) that certain Sublicense Agreement dated May 6, 2006 (the “Sublicense Agreement”).

B. Under an agreement with Tekmira, certain third parties (the “Noteholders”) are entitled to receive payments from Tekmira based on Hana’s payments to Tekmira under the Restated License Agreement and the Sublicense Agreement. Tekmira anticipates executing a waiver and release (the “Waiver and Release”) with each of the Noteholders under which Tekmira will make a payment to each Noteholder in settlement of its obligations to make such payments, and each Noteholder will waive and release Tekmira of all obligations to make such payments.

C. The Parties wish to enter into an amendment to the Restated License Agreement and an amendment and restatement of the Sublicense Agreement in order to amend and restate, as applicable, certain rights and obligations in each of those agreements, including, without limitation to modify certain milestone and royalty payments.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. All capitalized terms not defined in this Amendment No. 2 shall have the meanings given to them in the Restated License Agreement.

2. Defined Terms.

2.1 Section 1.1.4 of the Restated License Agreement is amended in its entirety to read as follows:

“1.1.4 “Agreement” means the Restated License Agreement, all amendments and supplements to the Restated License Agreement (including, without limitation, Amendment No. 1 to the Amended and Restated Agreement and this Amendment No. 2) and all exhibits and schedules to the foregoing.”

3. Sphingosomal Vincristine.

3.1 Section 3.1.1 of the Restated License Agreement is amended in its entirety (including the deletion of the subsections) to read as follows:

“3.1.1 Milestone Payments

Hana shall pay to Tekmira [*] by wire transfer of immediately available funds via the Federal Reserve Wire Transfer System to an account specified by Tekmira within sixty (60) days following the first to occur of (i) Hana’s receipt of the approval of the FDA of the Sphingosomal Vincristine NDA or (ii) Hana’s receipt of the approval in any of the Designated EU States of a Regulatory Submission equivalent to a Sphingosomal Vincristine NDA.”

3.2 Section 3.1.2 of the Restated License Agreement is amended in its entirety to read as follows:

“3.1.2 Royalties

Hana shall pay to Tekmira royalty payments based on Net Sales of Sphingosomal Vincristine as follows:

(a)	With respect to Net Sales made by of Hana and/or its Affiliates only (the “Hana Net Sales”) of Sphingosomal Vincristine, a royalty no greater than [*] of Hana Net Sales comprised of the sum of one or more of the following percentages: (i) [*] of Hana Net Sales in consideration of Patents if the Product sold is embraced within any Valid Claim under the Patents in the country where the Product was sold; (ii) [*] of Hana Net Sales in consideration of, and during any period of Product exclusivity provided by the laws of the country where the Product was sold, including but not limited to marketing exclusivity in the form of data exclusivity, pediatric exclusivity, and orphan drug designation exclusivity; and (iii) [*] of Hana Net Sales in consideration of Technology; and

(b)	[Intentionally deleted]

(c)	With respect to Net Sales made by Hana’s Licensees and Sublicensees only (the “Licensee/Sublicensee Net Sales”) of Sphingosomal

*Confidential Treatment Requested.

Vincristine, a royalty equal to the lesser of (1) [*] of the royalty received by Hana on Licensee/Sublicensee Net Sales pursuant to a License Agreement and/or Sublicense, as applicable, and (2) the royalty rate set forth in Section 3.1.2(a) above with respect to Hana Net Sales as applied to Licensee/Sublicensee Net Sales of Sphingosomal Vincristine.

(d)	[Intentionally deleted]”

4. Sphingosomal Vinorelbine.

4.1 Section 3.2.2 of the Restated License Agreement is amended in its entirety to read as follows:

“3.2.2 Royalties

Hana shall pay to Tekmira royalty payments based on cumulative Net Sales of Sphingosomal Vinorelbine as follows:

(a)	With respect to Hana Net Sales of Sphingosomal Vinorelbine in the United States, a royalty no greater than [*] of Hana Net Sales comprised of the sum or one or more of the following percentages: (i) [*] of Hana Net Sales in consideration of Patents if the Product sold is embraced within any Valid Claim under the Patents in the United States; (ii) [*] of Hana Net Sales in consideration of, and during any period of Product exclusivity provided by the laws of the United States of America, including but not limited to marketing exclusivity in the form of data exclusivity, pediatric exclusivity, and orphan drug designation exclusivity; and (iii) [*] of Hana Net Sales in consideration of Technology; provided, however, that the total royalty paid shall be limited to [*] on that portion of cumulative Hana Net Sales up to [*], and limited to [*] on that portion of cumulative Hana Net Sales in excess of [*];

(b)	With respect to Hana Net Sales of Sphingosomal Vinorelbine in each country of the Territory other than the United States, a royalty of [*] of Hana Net Sales in consideration of Patents and Technology; provided, however, that the total royalty paid shall be limited to [*] on that portion of cumulative Hana Net Sales up to [*], and increased to [*] on that portion of cumulative Hana Net Sales in excess of [*];

(c)	With respect to Licensee/Sublicensee Net Sales of Sphingosomal Vinorelbine in the United States, a royalty equal to the lesser of (1) [*] of the royalty received by Hana on Licensee/Sublicensee Net Sales in the United States pursuant to a License Agreement and/or Sublicense, as applicable, and (2) the royalty rate set forth in Section 3.2.2(a) above with respect to Hana Net Sales in the United States as applied to Licensee/Sublicensee Net Sales of Sphingosomal Vinorelbine in the United States; and

*Confidential Treatment Requested.

(d)	With respect to Licensee/Sublicensee Net Sales of Sphingosomal Vinorelbine in each country of the Territory other than the United States, a royalty equal to the lesser of (1) [*] of the royalty received by Hana on Licensee/Sublicensee Net Sales pursuant to a License Agreement and/or Sublicense, as applicable, in each country of the Territory other than the United States, and (2) the royalty rate set forth in Section 3.2.2(b) above with respect to Hana Net Sales in each country of the Territory other than the United States as applied to Licensee/Sublicensee Net Sales of Sphingosomal Vinorelbine in each country of the Territory other than the United States.”

5. Sphingosomal Topotecan.

5.1 Section 3.3.2 of the Restated License Agreement is amended in its entirety to read as follows:

“3.3.2 Royalties

Hana shall pay to Tekmira royalty payments based on cumulative Net Sales of Sphingosomal Topotecan as follows:

(a)	With respect to Hana Net Sales of Sphingosomal Topotecan in the United States, a royalty no greater than [*] of Hana Net Sales comprised of the sum or one or more of the following percentages: (i) [*] of Hana Net Sales in consideration of Patents if the Product sold is embraced within any Valid Claim under the Patents in the United States; (ii) [*] of Hana Net Sales in consideration of, and during any period of Product exclusivity provided by the laws of the United States of America, including but not limited to marketing exclusivity in the form of data exclusivity, pediatric exclusivity, and orphan drug designation exclusivity; and (iii) [*] of Hana Net Sales in consideration of Technology; provided, however, that the total royalty paid shall be limited to [*] on that portion of cumulative Hana Net Sales up to [*], and limited to [*] on that portion of cumulative Hana Net Sales in excess of [*];

(b)	With respect to Hana Net Sales of Sphingosomal Topotecan in each country of the Territory other than the United States, a royalty of [*] of Hana Net Sales in consideration of Patents and Technology; provided, however, that the total royalty paid shall be limited to [*] on that portion of cumulative Hana Net Sales up to [*], and increased to [*] on that portion of cumulative Hana Net Sales in excess of [*];

(c)	With respect to Licensee/Sublicensee Net Sales of Sphingosomal Topotecan in the United States, a royalty equal to the lesser of (1) [*] of the royalty received by Hana on Licensee/Sublicensee Net Sales in the United States pursuant to a License Agreement and/or Sublicense, as

*Confidential Treatment Requested.

applicable, and (2) the royalty rate set forth in Section 3.3.2(a) above with respect to Hana Net Sales in the United States as applied to Licensee/Sublicensee Net Sales of Sphingosomal Topotecan in the United States; and

(d)	With respect to Licensee/Sublicensee Net Sales of Sphingosomal Topotecan in each country of the Territory other than the United States, a royalty equal to the lesser of (1) [*] of the royalty received by Hana on Licensee/Sublicensee Net Sales pursuant to a License Agreement and/or Sublicense, as applicable, in each country of the Territory other than the United States, and (2) the royalty rate set forth in Section 3.3.2(b) above with respect to Hana Net Sales in each country of the Territory other than the United States as applied to Licensee/Sublicensee Net Sales of Sphingosomal Topotecan in each country of the Territory other than the United States.”

6. Consideration. In consideration for Tekmira amending the royalty and milestone payments above, within fifteen (15) days of the execution of this Amendment No. 2, Hana will pay Tekmira US $5,750,000 (the “Settlement Amount”) by wire transfer of immediately available funds via the Federal Reserve Wire Transfer System to an account specified by Tekmira. Tekmira will use the Settlement Amount only to pay the Noteholders amounts due under the Waiver and Release. Failure by Hana to pay any part or whole of the Settlement Amount within this fifteen (15) day period shall render this Amendment No. 2 null and void. Failure by Tekmira to pay any part or whole of the Settlement Agreement to the Noteholders within a fifteen (15) day period after receipt of the Settlement Amount from Hana shall give Hana the option to terminate this Amendment No. 2 and, if Hana elects to terminate, Tekmira will immediately refund to Hana all amounts previously paid to Tekmira under this Amendment No. 2.

7. Further Assurances. The Parties will promptly execute and deliver such further documents and take such action as may from time to time be required in order to carry out the intent and purpose of this Amendment No. 2, including, without limitation:

7.1 in the event that any Noteholder(s) do not execute the Waiver and Release, the Parties will negotiate and execute an amendment to the terms and conditions of this Amendment No. 2 to account for the non-participation of such Noteholder in the settlement provided in the Waiver and Release; and

7.2 within ninety (90) days following the Amendment No. 2 Effective Date, the Parties will:

(i)	negotiate amendments to the Sublicense Agreement solely to incorporate the relevant terms of Amendment No. 1 and this Amendment No. 2;

(ii)	negotiate and execute a consent agreement with the University of British Columbia (the “UBC Consent”) in respect of such amendments; and

*Confidential Treatment Requested.

(iii)	execute an Amended and Restated Sublicense Agreement embodying such amendments (the “Amended and Restated Sublicense Agreement”).

Neither Party shall do any act or thing or cause any act or thing to be done, the effect of which would be to compromise the intent and fulfillment of this Amendment No. 2.

8. Miscellaneous. Except as specifically modified or amended hereby, the Restated License Agreement shall remain in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved. Notwithstanding the foregoing, to the extent any terms of this Amendment No. 2 conflict with the terms of the Restated License Agreement, the terms of this Amendment No. 2 shall govern. No provision of this Amendment No. 2 may be modified or amended except expressly in a writing signed by both Parties nor shall any terms be waived except expressly in a writing signed by the Party charged therewith.

9. Execution in Counterparts. This Amendment No. 2 may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original and together which shall constitute one and the same document.

<Signature page follows>

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 in duplicate originals by their duly authorized representatives as of the Amendment No. 2 Effective Date.

HANA BIOSCIENCES, INC.		TEKMIRA PHARMACEUTICALS CORPORATION

By:	“signed”	By:	“signed”

Name:	“Steven R. Deitcher”	Name:	“Ian Mortimer”

Title:	“President & CEO”	Title:	“CFO”